EXHIBIT 99.1

RUBICON PROJECT ACQUIRES nTOGGLE

Technology Will Help Hundreds of DSPs on Rubicon Project’s Exchange Find Choice Inventory

and Reduce Infrastructure Costs

LOS ANGELES – July 17, 2017 – Rubicon Project (NYSE: RUBI), the global exchange for advertising, today announced that it has acquired nToggle, a technology company that makes it easier and more cost effective for programmatic buyers to find the inventory they’re looking for among the billions of bid requests they receive each day. The technology will be made available on the Rubicon Project platform in the coming months, giving buyers the option to utilize the bid request optimization technology.

Since the introduction of header bidding, the number of bid requests received by demand side platforms (DSPs) has increased by as much as 5X. Although access to inventory has increased, the infrastructure costs associated with that growth have put a huge burden on DSPs, resulting in many of them never seeing large swaths of that available inventory. The nToggle technology makes it easier for DSPs to more effectively identify and target their key audiences, while also significantly reducing their infrastructure costs by compressing inbound queries per second (QPS) by as much as 80%.

“Integrating nToggle’s technology into Rubicon Project’s platform enables buyers to find the ‘signal in the noise’ so they can bid more confidently, win more auctions, and spend more with our publisher and app clients,” said Michael Barrett, President and CEO of Rubicon Project. “This acquisition underscores our commitment to strengthen the Rubicon Project exchange with tools and services that make it easy for buyers and sellers to transact. The needs of our buyers changed with the introduction of header bidding, and nToggle’s technology enables us to address those evolving needs.”

nToggle’s proprietary algorithm-driven software utilizes breakthrough analytical and data science techniques to help supply and demand partners manage the ever-expanding bid stream across all digital media by traffic shaping real-time bidding requests, optimizing traffic, and reducing the number of duplicates and irrelevant bid requests DSPs must process.

“Traffic shaping—or ‘toggling’ as we like to call it—is a real force in programmatic advertising, and a mission-critical ingredient for its important players,” said Adam Soroca, Founder and CEO at nToggle. “We’ve spent the last three years building our advanced data solutions, innovative technology platform and talented team, and are excited for the opportunity to accelerate our business by taking this next step with our longtime partner Rubicon Project.”

“We’ve worked with nToggle for the last two years, and look forward to the new scale at which this tech will be deployed through Rubicon Project’s larger engineering resources,” said Bill Simmons, Chief Technology Officer at DataXu.

The transaction was completed on July 14, 2017, for aggregate cash consideration of $38.5 million. The acquisition is expected to generate a modest increase in expenses in 2017. The nToggle technology, integrated with the Rubicon Project platform, is expected to generate higher fill rates that drive incremental revenue in 2018, and to have a positive effect on adjusted EBITDA. Additional details on the nToggle acquisition will be provided on the second quarter Rubicon Project earnings call to take place on Tuesday, August 1, 2017.

ABOUT RUBICON PROJECT

Founded in 2007, Rubicon Project is one of the world’s largest advertising exchanges. The company helps websites and apps thrive by giving them tools and expertise to sell ads easily and safely. In addition, the world’s leading agencies and brands rely on Rubicon Project’s technology to execute billions of advertising transactions each month. Rubicon Project is an independent, publicly traded company (NYSE: RUBI) headquartered in Los Angeles, California.

FORWARD-LOOKING STATEMENTS DISCLAIMER AND NOTE ABOUT INDUCEMENT AWARDS

This news release includes information about the capabilities of nToggle’s technology, its benefits for buyers and sellers, and the results that may be achieved through its use in Rubicon Project’s business that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected for various reasons including without limitation decline in digital advertising markets or the economy generally, business changes that make nToggle’s technology less compelling, competition including alternative solutions for the challenges facing buyers and sellers that nToggle’s technology addresses, costs of scaling the technology, and other risk factors discussed in Rubicon Project’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. In connection with the transaction, Rubicon Project granted 174,117 restricted stock units to 21 former nToggle employees who have become employees of Rubicon Project. On November 15, 2018, approximately 32% of the restricted stock units will vest, and an additional 12.5% will vest each subsequent May 15 and November 15 thereafter. The RSUs were issued as employment inducement awards in accordance with Section 303A.08 of the NYSE Listed Company Manual, which requires disclosure of the awards via this press release.

CONTACTS

Media Inquiries

Eric Bonach

(310) 207-0272

press@rubiconproject.com

Investor Inquiries

Nick Kormeluk

(949) 500-0003

nkormeluk@rubiconproject.com